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                                ESCROW AGREEMENT

         THIS AGREEMENT, made as of the 29th day of March 1999, between Reva Enterprises, Inc. (hereinafter "Reva"), Fox Group Enterprises, Inc. ("Fox")and the Stockholders of Fox ("Stockholders") and John B. Lowy, P.C., Attorney at Law, 645 Fifth Avenue, Suite 403, New York, NY 10022 (hereinafter "Escrow Agent").

                                     ESCROW

         1. Appointment and acknowlegdement of escrow Agent. Reva and Fox and Stockholders hereby appoint Escrow Agent, and Escrow Agent hereby agrees to serve as Escrow Agent pursuant to the terms of this Escrow Agreement (hereinafter "Agreement"). Escrow Agent shall acknowledge receipt from the stockholders of seven hundred fifty thousand (750,000) shares of the post-reverse split restricted common stock, par value $.001, of I-ROCK Industries, Inc. ("I-ROCK", formerly Atlantic Medical Corporation or the "Company") a Delaware corporation, into the escrow (the "Escrowed Shares").

         2. Performance Obligations. The parties to this Agreement acknowledge the importance of the Company attaining an audited tangible net worth of at lease $4 million in order for the Company to satisfy the net worth requirements for listing on the small Cap market of NASDAQ. The parties hereby agree that (750,000) shares of the restricted common stock issued to Stockholders (pursuant to paragraph 1.2 of the Agreement and Plan of Reorganization as executed between the Company, Fox and the Stockholders dated March 18, 1999 (the "Reorganization Agreement"), on a pro-rata basis, shall be placed escrow subject to the following terms and conditions:

                  (a) If at, or prior to, the period ending 180 days following the Closing Date of the acquisition of Fox by the Company
                  (the "Performance date"), Fox has acquired all of the assets and technology related to the I-ROCK process as delineated in the Reorganization Agreement and the combined public Company has achieved a minimum tangible net worth of $4 million as reported on (i) unaudited financial statements Compiled by an independent Certified Public Accountant, published within 45 days after the end of the period reported, prepared in accordance with generally accepted accounting principles, or
                  (ii)audited financial statements prepared by a Certified Public Accountant published within 120 days after the end of the period reported, then the Escrowed Shares shall be returned to Stockholders. In the event the condition set forth in this subparagraph (a) is not timely satisfied, then

                  (b) If, as of the end of the month following the Performance date, the combined public Company has a tangible net worth below $4 million as reported
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                  on (i) unaudited financial statements Compiled by an
                  independent Certified Public Accountant, published within 45 days after the end of the period reported, prepared in accordance with generally accepted accounting principles, or
                  (ii) audited financial statements prepared by a certified Public Accountant published within 120 days after the end of the period reported, then one of the following events shall occur:

                           (i) Fox and/or Stockholders shall have 30 days from the date the financial statements are published to remedy the deficiency and the Stockholders shall then be entitled to receive back the 750,000 shares from Escrow

                           (ii) If Fox and Stockholders elect not to cure the deficiency, all of the Escrowed Shares shall be distributed to Reva Enterprises, Inc.

                  (c) By mutual agreement, the parties hereto may waive the requirement for unaudited financial statements to be Compiled by an independent certified Public accountant and accept the unaudited financial statements as prepared by the company for purposes of determining the tangible net worth as required herein.

         3. Discretion of escrow Agent in Distributing Escrowed Shares. The Escrow Agent, upon written notice from Reva and Fox as to whether or not the Performance Obligation has been satisfied shall promptly release and deliver the Escrowed Share accordingly. In the event of any disagreement between the parties as to whether or not the Performance Obligation has been satisfied, then the Company will obtain an audit from a certified Public Accountant agreed to by the parties and such audit shall be the sole basis for determining if the Performance Obligations has been satisfied.

         4. Indemnification by Reva. In the event that any other shareholder of the Company who was a shareholder on or before March 22, 19999, ("Claimant"0, makes a claim that any of the Escrowed Shares to be distributed to Reva in accordance with Section 3(b)(ii) herein should instead be distributed in part or in whole to such Claimant or other shareholder(s) of the Company who were shareholders of the Company on or before March 22, 1999, then and in such event Reva hereby agrees to indemnify and hold harmless the Company, Fox and Stockholders from and against any claims (including reasonable attorney's fees) of claimant (including other t Company shareholders as of March 22, 1999), to any of the Escrowed Shares; provided that the parties acknowledge that Reva had previously returned to the Company's Treasury 253,392 post reverse split shares of the Company as provided by 1.5 (D) of the agreement and Plan of Reorganization among Reva, Fox and Stockholders upon receipt by the parties of evidence of same at closing..

         5. Operation of escrow. The parties hereto agree that the Escrow created by this Agreement shall operate as follows:

                  (a) Distribution of the Escrowed Shares by escrow Agent shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of any party to

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                  this agreement (other than the distributee) in and to the
                  Escrowed Shares distributed and shall be a perpetual bar, both in law and in equity, against the parties to this Agreement and against any person claiming or attempting to claim such distributed Escrowed Shares from, through or under such party.

                  (b) Reva, Fox and Stockholders agree to indemnify and hold harmless Escrow Agent against and i respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities and legal and other expenses (including legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred and arising out of or based upon any act, omission, alleged act, or alleged omission by Escrow Agent or any other cause, in any case in connection, with the acceptance of or the performance or non-performance by Escrow Agent of any Escrow Agent's duties under this Agreement, except as a result of escrow Agent's bad faith or gross negligence. Escrow Agent shall be full protected by acting in reliance upon any notice, advice, direction, or other document in accordance with the provisions hereof, in connection with this a agreement, has been duly authorized so to do, or by acting or failing to act in good faith on the advice of any counsel retained by escrow Agent. Escrow Agent shall not be liable for any mistake of fact or of law or any error of judgment, or for any act or any omission, except as a result of Escrow Agent's bad faith or gross negligence.

                  (c) Escrow Agent makes no representation as to the validity, value or genuineness of any security or other documents or instruments held by or delivered to Escrow Agent.

                  (d) Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. Escrow Agent shall not be bound by any notice of ca claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation or revision of this Agreement, unless in writing and signed by the other parties hereto, and if Escrow Agent's duties as Escrow Agent hereunder are affected, unless escrow Agent shall have given his prior written consent thereto, Escrow Agent shall not be bound by any assignments hereunder unless Escrow Agent shall have received written notice thereof from the assignor. Escrow Agent shall perform any acts ordered by a court of competent jurisdiction.

                  (e) IF Escrow Agent shall be uncertain as to Escrow Agent duties or rights hereunder, shall receive any notice, advice, direction or other document form any other party with respect to the Escrowed Shares which, in Escrow Agent's opinion is in conflict with any of the provisions of the Agreement, or should be advised that a dispute has arisen with respect to the ownership or right or possession of the Escrowed Shares or any part hereto (of as to the delivery, non-delivery or content of any notice, advice direction or other document), Escrow agent shall be entitled, without liability to anyone to refrain from taking any action other than to use Escrow
                  Agent's best efforts to keep safely the Escrowed Shares until Escrow Agent shall be directed otherwise in writing by all other parties hereto or by an
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                  order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but Escrow Agent shall be under no duty to institute or to defend any proceeding, although escrow Agent may, in Escrow Agent's desecration institute or d34fend such proceedings.

                  (f) Reva, Fox and Stockholders authorize Escrow Agent, if Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrowed Shares with the clerk of that court.

                  (g) Escrow Agent's responsibilities and liabilities hereunder, except as a result of Escrow Agent's own bad faith or gross negligence, will terminate upon the delivery by Escrow Agent of all the Escrowed Shares under any provision of this Agreement.

                                  GENERAL TERMS

         6. Good Faith. Each party agrees to act in good faith in carrying out the provisions of this Agreement and to sign documents appropriate to carrying out its terms.

         7. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, successors and assigns.

         8. Severability. If any terms hereof or the application thereof, to any person or circumstance shall be determined to be null and void, ineffectual, invalid or unenforceable by any competent tribunal, the remaining terms hereof or the application of such term to persons or circumstances other than to those which were determined to be invalid or unenforceable shall not be affected thereby and shall continue in full force and effect.

         9. Waivers. The waiver by any party of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         10. Notices. Any notice required to be given or made to a party hereunder must be in writing and delivered in person or sent by certified first class mail, return receipt requested to each of the parties whose signature appears below.

         11. Amendment. No waiver, modification or amendment of any terms of this agreement shall be effective unless made in writing and signed by all the parties.

         12. Entire Agreement. This Agreement contains the entire understanding between and among the parties concerning the matters herein and supersedes any prior understandings or agreements between and among them respecting the subject matter of this agreement.
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         13. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. Multiple Copies. This Agreement is made in multiple copies, each of which shall constitute an original.

         15. Governing Law. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the state of New York without regard to its principles of conflicts of laws.

         IN WITNESS WHEREOF, the under signed have duly executed this Agreement the day and year first above written.


WITNESS:                                      Escrow   Agent
                                              /s/ John B. Lowy

---------------------------                   ---------------------------------
                                              John B. Lowy, Attorney at Law

ATTEST::                                      RIVA ENTERPRISES, INC.
                                              /s/ Riva Enterprises, Inc.

                                              By:
---------------------------                      ------------------------------

ATTEST:                                       FOX GROUP ENTERPRISES, INC.
                                              /s/ Murray Fox

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WITNESSES:                                    STOCKHOLDERS OF FOX:
                                              /s/ Anthony Conte

---------------------------                   ---------------------------------
                                              /s/ David C. Katz

---------------------------                   ---------------------------------
                                              /s/ Paul Litwinczuk

---------------------------                   ---------------------------------
                                              /s/ Michael Donahue

---------------------------                   ---------------------------------
                                              /s/ Joseph Mazza

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                                              /s/ Murray Fox

---------------------------                   ---------------------------------
                                              /s/ Jeager and Associates, LLC

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